Exhibit 99.2
14375 NW Science Park Drive
Portland, OR 97229

February 11, 2016

CFO Commentary on Fourth Quarter and Full Year 2015 Financial Results
and 2016 Financial Outlook

Financial Information
Please reference accompanying financial information in the corresponding earnings release at
http://investor.columbia.com/results.cfm

Conference Call
The company will host a conference call on Thursday, February 11, 2016 at 5:00 p.m. ET to review fourth quarter and FY2015 results, as well as its 2016 financial outlook. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company’s website http://investor.columbia.com where it will remain available until February 9, 2017.

Fourth Quarter Summary
Net sales increased $22.4 million, or 3 percent (7 percent constant-currency) to a record $699.4 million compared with net sales of $677.0 million for the fourth quarter of 2014.

Gross margin contracted approximately 10 basis points to 45.3 percent of net sales. Selling, general & administrative (SG&A) expenses increased $10.3 million, or 5 percent, resulting in 40 basis points of operating expense deleverage.

Record operating income of $82.3 million represented 11.8 percent of net sales, compared with fourth quarter 2014 operating income of $82.1 million, or 12.1 percent of net sales.

Net income increased $7.8 million, or 14 percent, to a record $63.4 million, or $0.90 per diluted share, compared to fourth quarter 2014 net income of $55.6 million, or $0.79 per diluted share.

During the quarter, the company repurchased 1,126,808 shares for approximately $55.5 million.

FY2015 Summary
Net sales increased $225.6 million, or 11 percent (15 percent constant-currency), to a record $2.33 billion.

Gross margin expanded approximately 60 basis points to 46.1 percent of net sales. SG&A expenses increased $68.9 million, or 9 percent, resulting in 50 basis points of operating expense leverage.

Operating income increased $50.9 million, or 26 percent, to a record $249.7 million, and represented operating margin of 10.7 percent, compared with 2014 operating margin of 9.5 percent.

Net income increased 27 percent to a record $174.3 million, or $2.45 per diluted share, compared to full year 2014 net income of $137.2 million, or $1.94 per diluted share.

During 2015 the company repurchased 1,385,682 shares for approximately $70.1 million.

FY2016 Financial Outlook Summary
Our full year 2016 financial outlook anticipates:

•	Mid-single-digit percent net sales increase compared with 2015 net sales of $2.33 billion, including approximately 1 percentage point negative effect from changes in currency exchange rates;

•	operating income of $257 million to $267 million, representing operating margin of up to 10.8 percent; and

•	net income of between approximately $179 million and $186 million, or $2.55 to $2.65 per diluted share.

The Full Year 2016 Financial Outlook section beginning on page 7 below contains a more detailed discussion of the factors contributing to this outlook.

Fourth Quarter Financial Results
(All comparisons are between fourth quarter 2015 and fourth quarter 2014, unless otherwise noted.)

Net Sales
Consolidated net sales increased $22.4 million, or 3 percent (7 percent constant-currency), to a record $699.4 million, compared with $677.0 million. The increase in fourth quarter 2015 net sales included:

Regions

•
U.S. net sales increased $41.6 million, or 10 percent, to $446.2 million. The increase in U.S. net sales reflected increased direct-to-consumer (DTC) sales and shipments of higher Fall 2015 advance orders to wholesale customers. During the fourth quarter of 2015, the company operated 109 U.S. retail stores (85 outlet; 24 branded) and 5 branded ecommerce sites, compared with 93 stores (74 outlet, 19 branded) and 5 branded ecommerce sites during the same period in 2014.

•
Net sales in the LAAP region declined $5.5 million, or 4 percent, (increased 2 percent constant-currency) to $149.7 million, primarily reflecting a low-twenty percent net sales decline in Korea (mid-single-digit constant-currency) reflecting the extremely competitive nature of the outdoor sector in that country, a mid-single-digit net sales decline in Japan (mid-single-digit growth in constant-currency), and a low single-digit net sales decrease in China (low single-digit increase in constant-currency). These declines were partially offset by growth of more than 40 percent in net sales to independent distributors driven by shifts in the timing of shipments of Fall 2015 and Spring 2016 advance orders.

•
Net sales in the Europe, Middle East, Africa (EMEA) region declined $10.1 million, or 15 percent, (declined 6 percent constant-currency) to $58.2 million. Europe-direct net sales were essentially unchanged, but increased 16 percent on a constant-currency basis, reflecting increased advance orders from European wholesale customers. These results were more than offset by a decline in net sales to EMEA distributors, primarily reflecting lower net sales to the company’s Russian distributor amid macroeconomic challenges in that region.

•	Net sales in Canada declined $3.6 million, or 7 percent, to $45.3 million, (increased 10 percent constant-currency), reflecting lower wholesale net sales, partially offset by higher DTC net sales.

Brands

•
Columbia global brand net sales increased $1.0 million, or less than 1 percent, (increased 3 percent constant-currency), to $528.9 million, primarily reflecting increased U.S. DTC and wholesale net sales, and increased net sales to LAAP distributors, partially offset by lower net sales in all other regions.

•	Sorel global brand net sales increased $13.2 million, or 14 percent (21 percent constant-currency), to $105.3 million, driven primarily by increased wholesale and DTC net sales in the U.S.

•	prAna global brand net sales increased $7.7 million, or 39 percent (39 percent constant-currency), to $27.7 million, primarily reflecting growth in North America.

•
Mountain Hardwear global brand net sales increased less than $1.0 million, or 2 percent (5 percent constant-currency), to $35.2 million, primarily reflecting growth in the U.S., China and LAAP distributor markets, partially offset by lower net sales in Korea and the EMEA region.

Product Categories

•
Global Apparel, Accessories & Equipment net sales increased $5.5 million, or 1 percent (4 percent constant-currency), to $515.6 million, primarily driven by increased prAna brand net sales, partially offset by a decline of less than one percent in Columbia brand net sales.

•	Global Footwear net sales increased $16.9 million, or 10 percent (16 percent constant-currency), to $183.8 million, reflecting growth from the Sorel and Columbia brands.

Gross Margin
Fourth quarter 2015 gross margins contracted 10 basis points to 45.3 percent, primarily reflecting:

•	a higher volume of lower margin close-out product sales, and

•	unfavorable foreign currency hedge rates in Canada, Europe and Japan;
partially offset by:

•	lower inventory provisions primarily in Korea, and

•	a higher proportion of direct-to-consumer sales.

Selling, General and Administrative (SG&A) Expense
Fourth quarter 2015 SG&A expense increased $10.3 million, or 5 percent, to $237.2 million, or 33.9 percent of net sales, compared to 33.5 percent of net sales in last year’s fourth quarter, resulting in 40 basis points of SG&A expense deleverage. The increased SG&A expense included:

•	expenses related to the company’s expanding global DTC operations,

•	information technology costs, and

•	personnel costs to support strategic initiatives and business growth;
partially offset by:

•	favorable foreign currency translation effects.

Operating Income
Consolidated operating income increased less than 1 percent, to a fourth-quarter record $82.3 million, or 11.8 percent of net sales, compared with fourth quarter 2014 operating income of $82.1 million, or 12.1 percent of net sales.

Income Tax Expense
The effective tax rate for the fourth quarter was 21.7 percent, compared to a 30.1 percent rate in the fourth quarter of 2014. The lower effective tax rate primarily reflected the utilization of foreign tax credits and reductions in associated valuation allowances in certain international tax jurisdictions, and incremental tax benefits from the resolution of audits in various jurisdictions.

Net Income
Consolidated fourth quarter 2015 net income increased 14 percent to $63.4 million, or $0.90 per diluted share, compared with net income of $55.6 million, or $0.79 per diluted share, in the fourth quarter of 2014.

Regular Quarterly Cash Dividend
At its regular board meeting on January 29, 2016, the board of directors authorized a regular quarterly cash dividend of $0.17 per share, payable on March 17, 2016 to shareholders of record on March 4, 2016.

FY2015 Financial Results:
(All comparisons are between fiscal 2015 and fiscal 2014, unless otherwise noted.)

Net sales increased $225.6 million, or 11 percent (15 percent constant-currency), to a record $2.33 billion, including:

•	Organic growth of approximately 8 percent (12 percent constant-currency), and

•	incremental net sales for the first five months of 2015 of approximately $56.0 million from the prAna brand, which the company acquired in May 2014.

•
Net sales through the company’s global DTC channels represented approximately 34 percent of consolidated net sales, and grew at a slightly faster rate compared to the company’s global wholesale channels.

•
Mid-twenty-percent growth in net sales to LAAP distributors was more than offset by mid-twenty-percent declines in net sales to EMEA distributors, primarily reflecting the challenging macroeconomic conditions in Russia.

Regions

•
U.S. net sales increased $256.8 million, or 21 percent, to $1.46 billion. The increase in U.S. net sales primarily reflected nearly equal percentage growth in DTC and wholesale channels, including approximately $48.5 million of incremental prAna net sales from the first five months of 2015. The DTC sales growth reflected the addition of 16 stores, incremental sales contributed by stores opened in 2014, and growth in ecommerce sales. The wholesale growth included increases from all major channels of distribution.

•
Net sales in the LAAP region declined $22.4 million, or 5 percent (increased 2 percent constant-currency), to $469.2 million, primarily due to a mid-twenty percent net sales decline in Korea, reflecting the extremely competitive nature of the outdoor sector in that country, and a high single-digit percent decline in net sales in Japan (high single-digit increase in constant-currency). These declines were partially offset by a mid-twenty percent increase in net sales to LAAP distributors, driven by increased advance orders and favorable shifts in the timing of shipments. Net sales in China were essentially flat (low single-digit percent increase in constant-currency).

•
Net sales in the EMEA region declined $26.0 million, or 10 percent (flat in constant-currency). Net sales in our Europe-direct markets increased low single-digit percent (low twenty percent constant-currency), offset by a mid-twenty percent decrease in sales to EMEA distributors due to the challenging macroeconomic conditions in Russia.

•	Net sales in Canada increased $17.2 million, or 11 percent (30 percent constant-currency), to $168.6 million, reflecting increased wholesale and DTC net sales.

Brands

•
Columbia global brand net sales increased $114.4 million, or 7 percent (10 percent constant-currency), to $1.86 billion, driven by growth in the U.S., LAAP distributor markets, and Europe-direct markets, partially offset by declines in EMEA distributor markets, Korea and Japan.

•
Sorel global brand net sales exceeded $200 million for the first time, increasing $43.0 million, or 26 percent (34 percent constant-currency) to $209.2 million, driven primarily by increased wholesale and DTC net sales in North America.

•
prAna global brand net sales increased $71.6 million, or 133 percent, primarily reflecting growth in North America, and included incremental net sales of approximately $56.0 million during the first five months of 2015.

•
Mountain Hardwear global brand net sales decreased $3.5 million, or 3 percent (increased 1 percent constant-currency), to $116.3 million, reflecting lower net sales in Korea and the EMEA region, partially offset by growth in the U.S.

Product Categories

•	Global Apparel, Accessories & Equipment net sales increased $145.0 million, or 9 percent (12 percent constant-currency), to $1.82 billion, primarily driven by the Columbia and prAna brands.

•
Global Footwear net sales exceeded $500 million for the first time, increasing $80.6 million, or 19 percent (26 percent constant-currency), to $505.0 million, including growth from the Sorel and Columbia brands.

Gross Margin
Gross margins expanded 60 basis points to 46.1 percent, primarily driven by:

•	lower provisions for slow-moving inventory,

•
a more favorable channel mix comprising a higher proportion of direct-to-consumer net sales and a lower proportion of sales to international distributors, which generally carry lower relative gross margins than wholesale and direct-to-consumer channels;

partially offset by:

•	unfavorable foreign currency hedge rates, and

•	lower margin on close-out product sales.

Selling, General and Administrative (SG&A) Expense
SG&A expenses increased $68.9 million, or 9 percent, to $832.0 million, representing 35.8 percent of net sales, compared to $763.1 million, or 36.3 percent of net sales in 2014, representing 50 basis points of SG&A expense leverage. The increased SG&A expense included:

•	personnel costs to support strategic initiatives and business growth,

•	expenses related to the company’s expanding global DTC operations,

•	expenses from a full year of prAna SG&A expense, and

•	demand-creation investments;
partially offset by:

•	a benefit from foreign currency translation.
Excluding prAna, SG&A expense increased $49.8 million, or 7%, on 8% organic sales growth. Marketing expense totaled 5.2% of sales in both 2015 and 2014.

Net licensing income totaled $8.2 million, compared with $7.0 million in 2014.

Operating Income
Operating income increased $50.9 million, or 26 percent, to $249.7 million, representing 120 basis points of operating margin leverage to 10.7 percent, compared with 2014 operating margin of 9.5 percent. Over the past two years, operating margin has expanded 290 basis points.

Income Tax Expense
The full year 2015 income tax rate was 27.3 percent, compared with the 2014 rate of 28.5 percent. The decrease in our effective tax rate was primarily due to a tax benefit from the utilization of net operating loss carry-forwards and reductions in associated valuation allowances in certain international tax jurisdictions, as well as a benefit from the utilization of foreign tax credits. These benefits were partially offset by a reduction in the tax benefits we recognized from the resolution of audits compared to 2014. Additionally, in 2015 we generated a higher proportion of taxable income in the United States where tax rates are generally higher than in international jurisdictions.

Net Income
Net income for 2015 increased 27 percent to $174.3 million, or $2.45 per diluted share, compared to full year 2014 net income of $137.2 million, or $1.94 per diluted share.
Balance Sheet
At December 31, 2015, cash and short-term investments totaled $370.4 million, compared to $440.8 million at December 31, 2014. At December 31, 2015, approximately 56 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated accounts receivable at December 31, 2015 totaled $372.0 million, an 8 percent increase on 3 percent fourth quarter net sales growth. Consolidated Days Sales Outstanding (DSO) at December 31, 2015 stood at 48 days, an increase of 2 days compared with December 31, 2014.

Consolidated inventory of $473.6 million at December 31, 2015 increased $89.0 million, or 23 percent, compared to December 31, 2014. The increased inventory is concentrated in North America and primarily reflects more timely production and receipt of Spring 2016 styles, with the remainder primarily comprising Fall 2015 styles. We expect inventory growth to normalize with sales growth in the second half of the year as we clear excess Fall 2015 inventory.

Fiscal Year 2015 Cash Flow
Operating cash flow for the year ended December 31, 2015 was $95.1 million, compared to $185.8 million in 2014.

Capital expenditures totaled $69.9 million in 2015 compared to $60.3 million in 2014. During 2015 we repurchased 1,385,682 shares for $70.1 million, including the repurchase of 1,126,808 shares for $55.5 million in the fourth quarter. At December 31, 2015, approximately $173.5 million remained available under the current repurchase authorization. The share repurchase authorization does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

During 2015, the company returned a total of $113.6 million to shareholders, comprising share repurchases of $70.1 million and dividends of $43.5 million.

Full Year 2016 Financial Outlook
Our objective in providing a forward-looking financial outlook is to help investors understand our business and the variables that we consider when planning our business and evaluating our own performance.

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal net sales and profitability pattern weighted toward the second half of the fiscal year.

Spring and Fall season advance wholesale orders typically drive a significant portion of our annual net sales and are one of several significant factors we use to formulate our full year outlook. However, among many risks inherent in our global business, our projected full year net sales and profitability may be materially affected by unfavorable weather patterns and other factors that affect consumer demand and store traffic and lead to higher-than-anticipated order cancellations and lower reorders by our wholesale customers and/or lower-than-projected net sales through our DTC channels, particularly during the fourth quarter.

We are facing macroeconomic, competitive and/or geopolitical uncertainty in certain markets, most notably in Russia, Korea, China and several emerging markets, making it more difficult to forecast our net sales and profitability in those markets. In addition, since 2014, the U.S. dollar has strengthened significantly against the Ruble, Canadian dollar, Yen, Euro, and the currencies of several emerging markets.

Taking the above factors into consideration, and assuming macro and market conditions in key markets do not worsen, our initial fiscal year 2016 outlook assumes:

•	mid-single-digit percent global net sales growth compared to 2015, including approximately 1 percentage point negative effect from changes in foreign currency exchange rates);

•	operating income of $257 million to $267 million, representing operating margin up to approximately 10.8 percent; and

•	net income of between approximately $179 million and $186 million, or $2.55 - $2.65 per diluted share, compared with net income of $174.3 million, or $2.45 per diluted share, in 2015.

The above projections are based on the following expectations:

•
Mid-single-digit percent net sales growth from the Columbia brand, low-double-digit percent net sales growth from the Sorel brand, and mid-twenty percent net sales growth from the prAna brand. Mountain Hardwear brand sales are expected to decrease at a low-single-digit percent rate.

•	Low-double-digit percent net sales growth in the U.S. business with DTC growth, particularly e-commerce, outpacing wholesale growth.

•
Low-single-digit percent net sales growth from the EMEA region with the Europe-direct business contributing mid-teen growth, largely offset by declines in the EMEA Distributor business due to the continued impact of macroeconomic challenges in Russia.

•	Low-single-digit percent net sales growth from the LAAP region driven by growth in Japan and China, partially offset by declines in Korea and LAAP Distributors.

•	Low-single-digit percent net sales decrease in Canada (mid-single-digit percent increase constant-currency).

•	Gross margin expansion of approximately 40 basis points compared with 2015, reflecting:

◦	a higher proportion of DTC net sales, with a corresponding lower proportion of lower-gross margin distributor and wholesale net sales;

◦	selective price increases in our non-U.S. subsidiaries to partially offset the unfavorable effects of foreign currency pressures; and

◦	a favorable sourcing environment;
partially offset by:

◦	unfavorable foreign currency hedge rates.

•
SG&A expense growth rate slightly higher than anticipated consolidated net sales growth, resulting in approximately 40 basis points of SG&A expense deleverage. The increase in projected SG&A expenses consists primarily of:

◦	increased personnel expenses to support strategic initiative and business growth;

◦	increased expenses to support continued global DTC expansion and operations;

◦	increased demand creation spending, which is anticipated to increase to approximately 5.4 percent of 2016 net sales compared with 5.2 percent of 2015 net sales; and

◦	increased expenses related to ongoing information technology initiatives;
partially offset by:

◦	a benefit from foreign currency translation.

•	Licensing income of approximately $11.0 million.

•
An estimated full-year effective income tax rate of approximately 27.5 percent, comparable to the effective income tax rate of 27.3 percent in 2015. The actual rate could differ based on the geographic mix of pre-tax income and other discrete events that may occur during the year.

•
An unfavorable impact of approximately $(0.28) on full year 2016 earnings per share, compared to an estimated unfavorable impact of $(0.10) per share in 2015, due to changes in currency exchange rates, comprising lower gross margins within many of our foreign subsidiaries as a result of increased costs of inventory, and to a lesser degree, the translation of net income, revaluation of foreign-currency denominated assets and liabilities, and net losses on the settlement of intercompany transactions.

•	Capital expenditures of approximately $70 million, comprising investments in DTC business expansion, information technology, and project-based and maintenance capital.

The above outlook anticipates:

•	a lower net sales growth rate in the first half of the year than in the second half;

•
a more pronounced negative impact from currency on first- and third-quarter gross margins as we ship a higher percentage of international wholesale advance orders for spring and fall, respectively, in those quarters; and

•	more pronounced SG&A deleverage in the first half of the year, given the lower anticipated net sales growth rate and the fixed cost structure of the business.

As a result, we expect first half operating profit to be approximately $10 million to $20 million lower than the comparable 2015 period, and 2016 profitability and profitability growth compared with 2015 to be heavily concentrated in the second half of the year.

Supplemental Constant-Currency Financial Information
The company reports its financial information in accordance with accounting principles generally accepted in the United States (“GAAP”). During periods of significant foreign currency exchange rate volatility, to supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the significant volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management’s internal comparisons to our historical net sales results and comparisons to competitors’ net sales results. Constant-currency financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP. (See “Supplemental Financial Information - Constant-currency Basis” tables included in the earnings release announcing fourth quarter and full-year financial results located on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm) The constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

First Quarter 2016 Reporting Schedule
Columbia Sportswear plans to report first quarter 2016 financial results on Thursday, April 28, 2016 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm.
A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. ET at www.columbia.com. To receive email notification of future announcements, please visit http://investor.columbia.com/events.cfm and register for E-Mail Alerts.
Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses, licensing income, net losses, operating income, operating margins, earnings per share, income tax rates, projected growth in global direct-to-consumer and wholesale businesses, projected growth or decline in specific geographies, countries and brands, inventory, capital expenditures, volatility of foreign currency exchange and hedge rates, and net income. Forward-looking statements often use words such as “will,” “anticipate,” “estimate,” “expect,” “should” and “may” and other words and terms of similar meaning or reference future dates. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives; the effects of unseasonable weather; trends affecting consumer traffic and spending in brick and mortar retail channels; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers and changes in the level of consumer spending and apparel preferences; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyberattacks or military activities around the globe; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.
End
©2016, Columbia Sportswear Company